Exhibit 10.6

January 31, 2004

Mr. George W. Vieth, Jr.

3365 Greenhill Lane

Louisville, Kentucky 40207

Re:	Third Amendment to Employment Agreement

Dear George:

This letter confirms that the Employment Agreement dated as of December 6, 2002, between you and AMF Bowling Worldwide, Inc., as amended November 18, 2003 and December 31, 2003 (the “Employment Agreement”), is amended as of January 31, 2004, as follows:

1. Section 2 is amended by deleting the date “January 31, 2004” and replacing it with “June 28, 2004.”

2. Section 3(c) i. is amended by deleting the words “prior to January 31, 2004” in the first line thereof and substituting in their place “prior to June 28, 2004”.

3. [Reserved]

4. A new Section 3(g) Performance Bonus is added to read as follows:

“(g) Performance Bonus

The Executive will have the opportunity to receive a Performance Bonus to be determined and paid as follows.

i. If there is no Change in Control before June 28, 2004, the Performance Bonus will be based on the Company’s performance for the final 6 accounting periods of Fiscal Year 2004. This Performance Bonus will be computed as follows:

(A) $100,000.00 will be payable if actual EBITDA for the final 6 accounting periods for Fiscal Year 2004 (“Actual 2004 EBITDA”) equals at least actual EBITDA for the corresponding periods in Fiscal Year 2003 (“Actual 2003 EBITDA”).

Mr. George W. Vieth, Jr.

January 31, 2004

(B) An additional $100,000.00 will be payable if Actual 2004 EBITDA equals at least the EBITDA target for the same periods in the fiscal year 2004 Annual Operating Plan (the “Target”).

(C) If Actual 2004 EBITDA is between Actual 2003 EBITDA and the Target, then a portion of the $100,000.00 referred to in subsection (B) above will be earned and paid on a prorated basis to the extent Actual 2004 EBITDA is greater than Actual 2003 EBITDA but less than the Target.

ii. If there is a Change in Control before June 28, 2004, the Performance Bonus will be based on the Company’s performance for period 6 through period 8 of Fiscal Year 2004. The Company’s performance for such periods shall be attached to this letter as an Exhibit A when the determination of such performance is made. This Performance Bonus will be computed as follows:

(A) $50,000.00 will be payable if actual EBITDA for period 6 through period 8 of Fiscal Year 2004 (“Actual 2004 Truncated EBITDA”) equals at least actual EBITDA for the same periods in the previous fiscal year (“Actual 2003 Truncated EBITDA”).

(B) An additional $50,000.00 will be payable if Actual 2004 Truncated EBITDA equals at least the EBITDA target for the same periods in the fiscal year 2004 Annual Operating Plan (the “Truncated Target”).

(C) If Actual 2004 Truncated EBITDA is between Actual 2003 Truncated EBITDA and the Truncated Target, then a portion of the $50,000.00 referred to in subsection (B) above will be earned and paid on a prorated basis to the extent Actual 2004 Truncated EBITDA is greater than Actual 2003 Truncated EBITDA but less than the Truncated Target.

iii. Payment of the Performance Bonus, if any, computed under subsection i. or ii. above, as applicable, is subject to the following terms and conditions:

(A) The Performance Bonus will be paid to the Executive in cash as soon as feasible after the unaudited financial statements for the applicable periods are completed and approved by the Chief Financial Officer of the Company; provided, however, that if the Company terminates the Executive’s employment for Cause or if the Executive voluntarily resigns under Section 6(e) before the payment of the Performance Bonus, then no Performance Bonus will be payable to the Executive. If the Executive dies before the Performance Bonus is paid, then payment will be made to the Executive’s estate.

(B) Unless otherwise determined by the Board of Directors of the Company, the Performance Bonus will not be taken into account in computing the Executive’s salary or compensation for the purposes of determining any benefits or compensation under (y) any pension, retirement, life insurance or other benefit plan of the Company or its affiliates or (z) any agreement between the Company or its affiliates and the Executive.

Mr. George W. Vieth, Jr.

January 31, 2004

(C) The Company may withhold from any amounts payable under this Section 3(g) such federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(D) Any transactional expenses related to the Change in Control and recorded in the applicable period will be excluded in the calculation of EBITDA.”

5. The current Section 3(h) No Other Compensation is renumbered as Section 3(i).

6. A new Section 3(h) Merger Bonus is added to read as follows:

“(h) Merger Bonus

Notwithstanding the provisions of Section 3(e)(iii), if the merger contemplated by the Agreement and Plan of Merger Dated as of November 26, 2003 among Kingpin Holdings, LLC, Kingpin Merger Sub, Inc. and AMF Bowling Worldwide, Inc. (the “Merger”) is consummated on or before June 27, 2004, the Executive will be entitled to receive a Merger Bonus in the amount of $100,000.00. Payment of this Merger Bonus is subject to the following terms and conditions:

i. The Merger Bonus will be paid to the Executive in cash immediately upon the consummation of the Merger; provided, however, that if the Company terminates the Executive’s employment for Cause before the payment of the Merger Bonus, then no Merger Bonus will be payable to the Executive.

ii. Notwithstanding any other provision of this Agreement, the Executive will be entitled to the Merger Bonus only upon the consummation of the Merger and then subject to the other terms of this Section 3(h).

iii. Unless otherwise determined by the Board of Directors of the Company, the Merger Bonus will not be taken into account in computing the Executive’s salary or compensation for the purposes of determining any benefits or compensation under (A) any pension, retirement, life insurance or other benefit plan of the Company or its affiliates or (B) any agreement between the Company or its affiliates and the Executive.

iv. The Company may withhold from any amounts payable under this Section 3(h) such federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation.”

7. Section 6(h)i. “Termination by Company Without Cause or by the Executive for Good Reason” is amended to read in its entirety as follows:

“i. Termination by Company Without Cause or by the Executive for Good Reason

If the Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason, or upon the expiration of the Term, the Company will pay or provide to him the sum of the following amounts and benefits: (A) only unpaid Base Salary through the date of termination and unreimbursed

Mr. George W. Vieth, Jr.

January 31, 2004

expenses (collectively, the “Accrued Obligations”), (B) $35,000 with respect to unused vacation through the date of his termination (the “Accrued Vacation”), and (C) for a period of 24 months following his termination of employment or until such earlier date as comparable coverage is available to the Executive from any successor employer, medical plan coverage on the same cost sharing basis as received by the Executive during the Term; provided however, that with respect to clause (C), the Executive may, upon thirty days notice to the Company, elect not to participate (and subsequently elect to participate or re-participate) in such medical plan coverage if he has available to him similar coverage from his spouse (as opposed to any successor employer). The payments described in clauses (B) and (C) are subject to the execution and delivery by the Executive of a full and complete release of claims against the Company in a form acceptable to the Company.”

8. Section 6(h) ii. “Termination due to Death or Disability” is amended by inserting the words “and the Accrued Vacation” after the words “Accrued Obligations.”

9. Section 6(g) Change in Control is amended by deleting the first sentence of such section.

10. Sections 7 through 11 are renumbered as Sections 8 through 12.

11. A new Section 7 Consulting Services is added to read as follows:

“Section 7. Consulting Services

If subsequent to a Change in Control that occurs before June 28, 2004, the Executive’s employment is terminated by the Company without Cause, the Executive terminates his employment for Good Reason, or the Term expires, the Executive agrees to provide consulting services to the Company for up to five hours a week for 52 weeks following his termination of employment. In consideration for such services, the Company agrees to pay the Executive an annual retainer of $130,000.00 to be paid in monthly installments in arrears following his termination of employment (subject to applicable tax withholding). The Executive and the Company agree that the consulting services will be performed at a time and place that are mutually agreeable to both parties and that do not interfere with the Executive’s ability to render services to another entity as either an independent contractor or an employee. At the Company’s request, the Executive will enter into a mutually acceptable, written consulting services agreement reflecting the foregoing arrangement.”

12. The newly renumbered Section 8(b) Non-Competition is amended by adding the following language at the end thereof:

“Anything herein to the contrary notwithstanding, the parties agree that after his termination of employment with the Company, the Executive may own or hold a financial interest in up to two bowling centers so long as (i) no such center is in a market in which the Company has three or more bowling centers at the time of the Executive’s termination of employment, (ii) if any such center is in a market in which the Company has two or fewer bowling centers at the time of the Executive’s termination of employment, such center is at least fifteen miles driving distance from any of the

Mr. George W. Vieth, Jr.

January 31, 2004

Company’s bowling centers at the time of the Executive’s termination of employment and (iii) notwithstanding clause (ii) of this paragraph, if any such center is in the markets of Indianapolis, Nashville or Cincinnati, such center is at least ten miles driving distance of any of the Company’s bowling centers at the time of the Executive’s termination of employment.”

Executive hereby acknowledges that except as specifically modified by this Amendment, Executive’s obligations under Section 8(b) Non-Competition remain unchanged and in full force in effect.

13. The newly renumbered Section 8(e) Fee is amended by deleting the number “$425,000” at the end of the first sentence thereof and replacing it with the number “$282,500”.

14. Section 3(e)(iii) is amended to insert the words “and except as provided in the Third Amendment to this Employment Agreement” after the word “grants”.

Capitalized terms that are not defined in this third amendment have the meanings set forth in the Employment Agreement.

Please acknowledge your acceptance of these amendments by signing a copy of this letter and returning it to me.

Sincerely,

/s/ Christopher F. Caesar

Christopher F. Caesar
Chief Financial Officer

ACKNOWLEDGED AND AGREED:

/s/ George W. Vieth, Jr.

George W. Vieth, Jr.